UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 15, 2017

Cheniere Energy Partners LP Holdings, LLC
(Exact name of registrant as specified in its charter)

Delaware	001-36234	36-4767730
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

700 Milam Street Suite 1900 Houston, Texas		77002
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 375-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 15, 2017, Don A. Turkleson resigned as a member of the Board of Directors (the “Board”) of Cheniere Energy Partners LP Holdings, LLC (the “Company”), effective February 27, 2017.
In addition, on February 15, 2017, Cheniere Energy, Inc., the holder of the sole share entitled to vote in the election of directors of the Company, appointed Jim D. Deidiker as a member of the Board, effective February 27, 2017. Mr. Deidiker was also appointed as the Chairman of the Audit Committee of the Board.
Mr. Deidiker served as Senior Vice President and Chief Accounting Officer of Calpine Corporation from January 2009 until August 2015, where he had management responsibility for all of the accounting, financial and public reporting, and commercial accounting functions for one of the largest independent power generation companies in the United States. Mr. Deidiker served as Vice President and Controller of Texas Genco, LLC from March 2005 to April 2006, where he was responsible for financial and public reporting as well as management of the accounting function. From November 1998 to March 2005, Mr. Deidiker served as Managing Director and Vice President, Administration of AEP Energy Services, Inc. where he was responsible for management of the accounting function, financial reporting, contract administration and risk management for the gas pipeline and trading segment of AEP Energy Services, Inc. Mr. Deidiker is a Certified Public Accountant and Certified Management Accountant and has over 30 years of experience in accounting and financial reporting within the energy and power generation industries. Mr. Deidiker obtained his M.B.A. from the University of Houston and his B.S. in Accounting from Missouri State University.
Upon his appointment to the Board, Mr. Deidiker will become entitled to compensation payable to independent directors elected to the Board. Independent directors of the Company receive an annual fee of $200,000 for their service to the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHENIERE ENERGY PARTNERS LP HOLDINGS, LLC

Date:	February 22, 2017	By:	/s/ Michael J. Wortley
		Name:	Michael J. Wortley
		Title:	Chief Financial Officer